EXHIBIT 99.1

ACR Group Reports Record Third Quarter and Nine-Month Results

Houston, TX, Jan. 9, 2007 - ACR Group, Inc. (AMEX: BRR), a leading national wholesale distributor of heating, ventilation and air conditioning (“HVAC”) equipment and supplies, today announced record results for the third quarter and nine-month period ended November 30, 2006 (fiscal 2007), highlighted by sustained growth in revenue and net income.

ACR Group reported total revenues of $56.0 million in the third quarter, a 12.0 percent increase from revenues of $50.0 million in the year-ago period. Net income for the quarter grew 40.5 percent to $919,000, or $0.08 per diluted share, compared with net income of $654,000, or $0.06 per diluted share, in the third quarter of fiscal 2006. Net income in the fiscal 2007 third quarter included a gain of $24,000 attributable to an increase in the fair market value of an interest rate swap agreement, versus a comparable gain of $344,000 in the year-ago period.

For the nine-month period ended November 30, 2006, ACR Group reported total revenues of $194.1 million, a 22.3 percent increase from revenues of $158.7 million in the comparable period last year. Net income for the current nine-month period grew 123.5 percent to $6.0 million, or $0.52 per diluted share, compared to net income of $2.7 million, or $0.24 per diluted share, in the year ago period. Same-store sales for the nine-month period ended November 30, 2006, which excludes seven branches opened after fiscal 2005, increased 17.8 percent from the year-ago period.

The year-over-year increase in revenue and profitability was attributable to broad-based demand for the full range of products offered by the company, including higher efficiency HVAC equipment that complies with federally mandated minimum efficiency standards first put into effect in early 2006, favorable point of sale pricing and sustained demand for the remaining inventory of lower efficiency HVAC equipment. The Company reported that, despite robust same-store sales growth in the early weeks of the fiscal 2007 third quarter, branch sales slowed in the final weeks of the quarter, in line with historical trends entering the seasonally slowest quarter of the year.

“Throughout fiscal 2007, we’ve remained committed to identifying additional avenues of profitable growth, as evidenced by our five branch openings in this year alone - the most new branch openings announced by the Company since fiscal 2001,” said Alex Trevino, Jr., President and CEO of ACR Group. “As we continue to diversify our geographic presence in high growth markets throughout the country, we remain focused on penetrating new geographies that position us to grow our existing base of dealer and contractor relationships.”

Gross margin increased 180 basis points to 25.4 percent in the fiscal 2007 third quarter, compared to 23.6 percent in the year-ago period. For the nine-month period ended November 30, 2006, the Company’s gross margin was 25.5 percent, compared to 23.5 percent for the same period last year. The improved selling margins reflected a continuation of conditions that arose earlier in fiscal 2007, including both a shift of sales to higher efficiency HVAC equipment and demand for the remaining inventory of lower efficiency HVAC equipment.

The Company’s operating margin also expanded, growing 160 basis points to 3.6 percent in the third quarter, compared with 2.0 percent in the year-ago period. Operating margin rose to 5.7 percent for the nine-month period ended November 30, 2006, compared to 3.0 percent in the year-ago period.
While selling, general and administrative expenses as a percentage of sales grew marginally during the fiscal 2007 third quarter, the increase was due primarily to an investment in personnel-related costs used to support a higher level of sales and profitability. As before, disciplined expense management at each of Company’s major business units contributed to sustained operating leverage in the period.

“Throughout the year, our business unit managers have placed considerable emphasis on growing operating margins throughout the Company, a message which has been conveyed down to the branch level,” continued Trevino. “The combined impact of higher-priced HVAC unit sales, continued demand for less-efficient HVAC equipment, and price increases on many non-equipment purchases has allowed branch managers to respond effectively to our margin expansion initiatives.”

Fiscal Third Quarter 2007: Key Highlights

▪	Total revenues increased 12.0 percent to $56.0 million in the third quarter of fiscal 2007, up from $50.0 million in the year-ago period.

▪	Same-store sales, which excludes six branches open one year or less, increased 8.4 percent in the third quarter of fiscal 2007 from the year-ago period.

▪	Gross margin increased to 25.4 percent in the third quarter of fiscal 2007, up from 23.6 percent in the year-ago period.

▪	Operating income increased 105.1 percent to $2.0 million in the third quarter of fiscal 2007, up from $979,000 in the year-ago period.

▪	Net income increased 40.5 percent to $919,000 in the third quarter of fiscal 2007, up from $654,000 in the year-ago period.

“Given our growing regional presence and seasoned team of HVAC professionals, we are well-positioned to further penetrate the residential and light commercial HVAC distribution markets,” continued Trevino. “Our commitment to opportunistic point-of-sale pricing, product availability and efficient inventory management has enabled us to build a book of loyal customers over the years, and we look forward to building similar relationships in newly penetrated regions such as Arizona in the coming quarters. As we look to further apply our “one-stop-shop” model in and around the Sunbelt, we remain focused on generating profitable growth for shareholders well into the future.”

About ACR Group, Inc.

With $240 million in revenue during the trailing 12-month period ended November 30, 2006, ACR Group, Inc. (AMEX: BRR) is one of the largest independent distributors of heating, ventilation and air conditioning (HVAC) equipment and supplies in North America. The Company is one of the leading distributors of HVAC products to both residential and commercial contractors at 54 branch locations throughout ten states. The Company is committed to building a regional presence throughout the Sunbelt states and in other geographies with the potential for sustained economic growth.

Forward-Looking Statements

Statements in this release that relate to management's expectations or beliefs concerning future plans, expectations, events, and performance are "forward-looking" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital. For more detailed information on the risks and uncertainties associated with these forward-looking statements and the Company's other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission such as Form 10-K, Form 10-Q and Form 8-K.

# # #

For Immediate Release

Investor Relations Representative	Company Representative
Contact: Mr. Noel Ryan	Contact: Mr. Tony Maresca
Director, Lambert, Edwards & Associates	Chief Financial Officer, ACR Group, Inc.
616-233-0500	713-780-8532

ACR GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2006	2005	2006	2005

Sales	$56,014	$50,013	$194,081	$158,691
Cost of sales	41,785	38,208	144,682	121,420

Gross profit	14,229	11,805	49,399	37,271

Selling, general and administrative expenses	12,221	10,826	38,379	32,567

Operating income	2,008	979	11,020	4,704

Interest expense	718	388	1,920	1,066
Interest derivative gain	(24)	(344)	(84)	(182)
Other non-operating income	(192)	(162)	(505)	(485)

Income before income taxes	1,506	1,097	9,689	4,305

Provision for income taxes	587	443	3,721	1,635

Net income	$919	$654	$5,968	$2,670

Earnings per share:
Basic	$.08	$.06	$.53	$.24

Diluted	$.08	$.06	$.52	$.24

Weighted average shares outstanding:
Basic	11,231	11,054	11,224	10,990

Diluted	11,631	11,293	11,590	11,304